EXHIBIT 23(b) - INDEPENDENT AUDITORS' CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-153341 and No. 333-38549) on Form S-8 of National Western Life Group, Inc. of our report dated March 17, 2014, with respect to the consolidated statement of earnings, comprehensive income, changes in stockholders’ equity, and cash flows of National Western Life Insurance Company and subsidiaries for the year ended December 31, 2013, and Schedule V, which appear in the December 31, 2015 annual report on Form 10-K of National Western Life Group, Inc. (formerly National Western Life Insurance Company).

/S/KPMG LLP
Houston, Texas
March 11, 2016